                                                           +------------------+
                                 UNITED STATES             |   OMB APPROVAL   |
                      SECURITIES AND EXCHANGE COMMISSION   +------------------+
                            Washington, D.C. 20549         |   OMB Number:    |
                                                           |    3235-0058     |
                                  FORM 12b-25              |     Expires:     |
                                                           | January 31, 2002 |
                          NOTIFICATION OF LATE FILING      |     Estimated    |
                                                           |  average burden  |
(Check One): [ ] Form 10-K  [ ] Form 20-F   [ ] Form 11-K  |   hours per      |
             [X] Form 10-Q  [ ] Form N-SAR                 |  response..2.50  |
                                                           +------------------+
For Period Ended:  June 30, 2001                           +------------------+
                   -------------                           | SEC FILE NUMBER  |
                                                           |                  |
                [ ] Transition Report on Form 10-K         |    1-16119       |
                [ ] Transition Report on Form 20-F         +------------------+
                [ ] Transition Report on Form 11-K         +------------------+
                [ ] Transition Report on Form 10-Q         |   CUSIP NUMBER   |
                [ ] Transition Report on Form N-SAR        |     784121105    |
                                                           +------------------+
For the Transition Period Ended: ________________________

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|  Nothing in this form shall be construed to imply that the Commission has    |
|                 verified any information contained herein.                   |
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION

SFBC International, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant

--------------------------------------------------------------------------------
Former Name if Applicable

11190 Biscayne Boulevard
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Miami, Florida 33181
--------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    | (a)  The reasons described in reasonable detail in Part III of this form
    |      could not be eliminated without unreasonable effort or expense;

    | (b)  The subject annual report, semi-annual report, transition report on
    |      Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
    |      filed on or before the fifteenth calendar day following the
[X] |      prescribed due date; or the subject quarterly report of transition
    |      report on Form 10-Q, or portion thereof will be filed on or before
    |      the fifth; and

    | (c)  The accountant's statement or other exhibit required by Rule
    |      12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

SFBC International, Inc. (the "Company") has completed their Form 10-QSB, but was unable to file due to the inability of their financial printer to complete EDGARization of the Report. The Company expects to file the Form 10-QSB on August 15, 2001. The Company has already publicly announced its earnings.

PART IV - OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification.
         Arnold Hantman                               (305)895-0304
     ----------------------------                 ---------------------
               (Name)                          (Area Code)(Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [_] No
     ---------------------------------------------------------------------------

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [_] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                           SFBC International, Inc.
          -----------------------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date       August 15, 2001              By /s/ Arnold Hantman
    ------------------------------        --------------------------------------
                                          Arnold Hantman


+----------------------------------ATTENTION-----------------------------------+
|Intentional misstatements or omissions of fact constitute Federal Criminal    |
|Violations (See 18 U.S.C. 1001).                                              |
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